EXHIBIT 99.1

People’s Liberation Reports Second Quarter Financial Results

•	Net sales increased 47.5% to $9.9 million from $6.7 million a year ago

•	Gross profit increased 49.1% to $4.7 million from $3.2 million a year ago

•	Net income increased to $798,000, reversed a net loss of $134,000 a year ago

LOS ANGELES, August 13, 2009 – People’s Liberation, Inc. (OTCBB:PPLB), the designer, marketer and seller of high-end casual apparel under the brand names William Rast, People’s Liberation and in the United States, J. Lindeberg, today announced financial results for the second quarter ended June 30, 2009.

Three Months Ended June 30, 2009

Net sales for the second quarter of 2009 increased 47.5% to $9.9 million from $6.7 million a year ago. The increase resulted primarily from the launch in June 2009 of People’s Liberation’s exclusive distributor arrangement with retailer Charlotte Russe. The increase in net sales was also due to the commencement of wholesale and retail sales of the Company’s newest apparel line, J. Lindeberg, which began in July of last year.

“This quarter has included significant progress across our brand portfolio,” said the Company’s Chief Executive Officer, Colin Dyne. “We are excited about the successful launch of People’s Liberation’s exclusive distributor agreement with Charlotte Russe, and we look forward to building on this multi-year relationship. This and the continuing vibrancy of the William Rast and J. Lindeberg lines are providing a bedrock on which to build into the peak selling season later this year. This is one of the toughest economies we have experienced in many years, and the resiliency of our brands and the gross margins we have maintained are very encouraging.”

Gross margin improved to 47.6% from 47.1% in the second quarter of 2008. The increase in gross margin was due to a reduction of off-price sales of the Company’s People’s Liberation products and retail sales of its J. Lindeberg product line at higher gross margins, including sales generated from the buyout of a J. Lindeberg retail store in the Los Angeles Beverly Center from a licensee in May 2009.

Total operating expenses for the second quarter of 2009 were $3.9 million, or 38.9% of net sales, compared to $3.3 million, or 48.7% of net sales, a year ago. During the quarter, more than 20% of operating expenses were attributable to the Company’s J. Lindeberg wholesale and retail operations which commenced in July 2008.

Net income for the second quarter of 2009 was $0.8 million, compared to a net loss of $0.1 million in the second quarter of 2008.  This increase was due primarily to increased net sales and gross margin, offset by increased operating expenses incurred during the period.

Net income attributable to common stockholders for the second quarter of 2009 was $0.5 million, compared with a net loss attributable to common stockholders of $0.5 million in the second quarter of 2008. This increase was due primarily to increased net sales and gross margin and decreased noncontrolling interest, offset by increased operating expenses incurred during the three months ended June 30, 2009.

Six Months Ended June 30, 2009

For the first six months of 2009, net sales increased 27.9% to $17.5 million, from $13.7 million in the same period in the prior year. Gross profit increased 22.4% to $8.1 million, or 46.3% of net sales, in the first six months of 2009, from $6.6 million, or 48.4% of net sales, in the first six months of 2008.

Net loss for the first six months of 2009 was $0.6 million, compared to net income of $0.2 million in the first six months of 2008.  This decrease was due primarily to increased operating expenses incurred during the period, offset by increased net sales and gross margin.

Net loss attributable to common stockholders for the first six months of 2009 was $1.1 million, or $0.03 per diluted share, compared to a net loss attributable to common stockholders of $0.4 million, or $0.01 per diluted share, for the comparable period in 2008. This increase was due primarily to increased operating expenses incurred during the period, offset by increased net sales and gross margin.

Outlook – Recent Developments

o

In connection with overseas development of its William Rast brand, in June and July of 2009, the Company held three major events in Europe at Selfridges in London, Collette in Paris, and Bread and Butter in Berlin. The events included the installation of in-store pop up shops, a fashion show, an in-store appearance by Justin Timberlake and Trace Ayala, the dedication of an entire window to the William Rast brand and the presentation of the Company's new William Rast Spring-Summer `10 collection.

o	The Company is working on expanding its William Rast brand penetration by adding international partners in Asia, in addition to its current European expansion strategy. The Company is also working on entering into licensing arrangements for various William Rast branded product categories in order to expand its global reach.

o	The Company looks forward to its People's Liberation brand expansion and success at Charlotte Russe in the Northern and Central American markets. The Company is also exploring additional international opportunities for its People's Liberation brand in territories outside of Northern and Central America.

o	In order to expand its presence and control the J. Lindeberg brand at retail, in May 2009, the Company purchased certain assets related to the operation of a J. Lindeberg retail store in Los Angeles from a licensee.

Conference Call

Management will host a pre-recorded call to discuss these results today at 4:30 p.m. EDT, 1:30 p.m. PDT.

To access the conference call, please dial (866) 464-4323 if calling within the United States or (973) 935-2880 if calling internationally. Please use passcode 23582837 for access.

A replay will be available until August 20, 2009, which can be accessed by dialing (800) 642-1687 if calling within the United States or (706) 645-9291 if calling internationally. Please use passcode 23582837 to access the replay.

The call will also be accompanied live by webcast over the Internet; the live webcast and an archive of the event may be accessed at http://pplbusa.com/investors.html.

ABOUT PEOPLE’S LIBERATION, INC.

Los Angeles-based People’s Liberation markets and sells high-end casual apparel under the brand names “People’s Liberation,” “William Rast” and, in the United States, “J. Lindeberg.” The majority of the merchandise the Company offers consists of premium denim, knits, wovens, golf wear and outerwear for men and women. In the United States, William Rast and J. Lindeberg branded products are distributed to boutiques, specialty stores and better department stores, such as Nordstrom, Bloomingdales, Saks Fifth Avenue and Neiman Marcus, and online at williamrast.com, jlindeberg.com and Zappos.com. In the United States, the People’s Liberation apparel line is distributed exclusively through Charlotte Russe retail stores. The Company also markets and sells J. Lindeberg branded collection and golf apparel through its retail stores in New York City and Los Angeles, and sells J. Lindeberg golf wear to green grass golf stores and boutiques in the United States. Internationally, in select countries, William Rast products are sold directly and through distributors to better department stores and boutiques throughout the world.

FORWARD LOOKING STATEMENTS.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding the Company's intention to enter into licensing arrangements for various William Rast branded product categories in order to expand its global reach and the Company's current exploration of additional international opportunities for its People’s Liberation brand in territories outside of Northern and Central America. Factors which could cause actual results to differ materially from these forward-looking statements include the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, and other information that may be detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PEOPLE’S LIBERATION, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2009	December 31, 2008
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$3,160,591	$1,888,718
Due from factor	1,283,657	—
Accounts receivable, net of allowance for doubtful accounts	166,714	1,307,922
Inventories	3,634,633	4,925,438
Prepaid expenses and other current assets	177,101	247,672
Total current assets	8,422,696	8,369,750

Property and equipment, net of accumulated depreciation and amortization	1,148,358	837,351
Trademarks, net of accumulated amortization	590,714	600,609
Intangible asset	428,572	428,572
Other assets	461,781	444,266
Total assets	$11,052,121	$10,680,548

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$4,874,225	$3,801,080
Due to factor	—	170,369
Customer deposits	673,701	1,000,000
Due to member	800,014	427,623
Income taxes payable	—	17,789
Total current liabilities	$6,347,940	$5,416,861

Stockholders' equity:
Common stock, $0.001 par value, 150,000,000 shares authorized;
36,002,563 shares issued and outstanding at June 30, 2009 and
December 31, 2008	36,002	36,002

Additional paid-in capital	8,038,238	7,951,960
Accumulated deficit	(7,451,974)	(6,349,151)
Total stockholders' equity	622,266	1,638,811

Noncontrolling interest	4,081,915	3,624,876
Total equity	4,704,181	5,263,687
Total liabilities and stockholders' equity	$11,052,121	$10,680,548

PEOPLE’S LIBERATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net sales	$9,949,864	$6,745,745	$17,479,942	$13,662,384
Cost of goods sold	5,214,661	3,570,319	9,390,814	7,054,735
Gross profit	4,735,203	3,175,426	8,089,128	6,607,649

Selling, design and production expenses	2,250,909	1,960,318	5,044,182	3,909,278
General and administrative expenses	1,623,692	1,326,500	3,568,088	2,433,129

Total operating expenses	3,874,601	3,286,818	8,612,270	6,342,407

Income (loss) from operations	860,602	(111,392)	(523,142)	265,242

Interest expense, net	56,762	23,157	100,852	44,408
Other income	—	(6,112)	—	(6,112)
Total other expense	56,762	17,045	100,852	38,296

Income (loss) before income taxes and noncontrolling
interest in subsidiaries' earnings	803,840	(128,437)	(623,994)	226,946

Provision for income taxes	5,790	5,790	21,790	14,190

Net income (loss)	798,050	(134,227)	(645,784)	(212,756)

Noncontrolling interest in subsidiaries' earnings	271,446	322,505	457,039	607,153

Net income (loss) attributable to common stockholders	$526,604	$(456,732)	$(1,102,823)	$(394,397)

Basic and diluted income (loss) per common share	$0.01	$(0.01)	$(0.03)	$(0.01)

Basic and diluted weighted average common shares outstanding	36,002,563	36,002,563	36,002,563	36,002,563

CONTACT:
People’s Liberation
Darryn Barber, President and CFO
213-745-2123

CCG
Mark Collinson, Partner
310-477-9800, ext. 117
www.ccgir.com

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